Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ouster, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,000,000 (2)	$10.45 (3)	$20,900,000	$147.60 per $1,000,000	$3,084.84

Total Offering Amounts					$20,900,000		$3,084.84

Total Fee Offsets (4)							$0

Net Fee Due							$3,084.84

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Ouster, Inc. 2022 Employee Stock Purchase Plan (as amended and restated, the “2022 ESPP”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 2,000,000 shares of the Company’s common stock (“Common Stock”) issuable under the 2022 ESPP pursuant to its terms.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on August 9, 2024.

(4)	The Company does not have any fee offsets.